UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2023

FENNEC PHARMACEUTICALS INC.

(Exact name of registrant as specified in its charter)

001-32295

(Commission File Number)

British Columbia, Canada	20-0442384
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

PO Box 13628, 68 TW Alexander Drive, Research Triangle Park, NC	27709
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 636-4530

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common shares, no par value	FENC	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 3, 2023, Fennec Pharmaceuticals Inc. issued a press release announcing that Adrian Haigh had stepped down from the the position of Director of Fennec Pharmaceuticals Inc. In the same press release it was announced that Mr. Haigh had accepted the appointment as Chief Commercial Officer. A copy of the news release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

There were no arrangements or understandings between Mr. Haigh and any other person pursuant to which Mr. Haigh was appointed as a management team member, and there are no related party transactions between Mr. Haigh and the Company.

Mr. Haigh, age 63, is a proven leader with decades of global commercial experience successfully building and executing the launch of several oncology products. Mr. Haigh retired from PTC Therapeutics on Dec 31st 2022, his last role at PTC was Senior Vice President and Head of International, he joined the company in 2014 as Head of EMEA and built the company’s international organization. Previously Mr. Haigh served as Chief Operating Officer at Gentium GmbH since March 2011. Prior to joining Gentium, Mr. Haigh served as Regional VP Commercial Operations at Biogen Idec where he managed several affiliates and also the global distributor business and prior to that was the General Manager of Amgen Nordic and Portugal. He served as the Executive Vice President of Global Marketing and Corporate Planning at EUSA Pharma and joined EUSA from Amgen where he led the international oncology franchise. Mr. Haigh previously has held senior commercial and marketing positions at SmithKline Beecham, Schering Plough, Organon and Novo Nordisk.

It is anticipated that Mr. Haigh will commence employment on August 3, 2023. Mr. Haigh’s initial base salary will be at the rate of €400,000 per year. He shall be entitled to receive an annual discretionary bonus with a target (the “Target Bonus”) of forty percent (40%) of Mr. Haigh’s base salary per 12-month period (which may be pro-rated for any partial period of less than 12 months), based upon a determination by the CEO and, where applicable, the Company’s Board of Directors (the “Board”) of the achievement of objectives to be set from time to time by the Board, provided that Mr. Haigh must remain employed through the payment date in order to earn the bonus. In addition, Fennec will grant Mr. Haigh 200,000 options to purchase common shares which (i) have an exercise price per share equal to the “Fair Market Value” (as defined in Company’s Option Plan); (ii) have a term of ten years and one-third of which shall vest one year after the date of the grant and the balance thereof shall vest monthly thereafter for two years in equal increments, and (iii) be otherwise on the terms and conditions set forth in the Company’s Option Plan.

If Mr. Haigh’s employment is terminated by the Company (other than for cause) or by the Mr. Haigh for “good reason”, and such termination, then, following such termination, Mr. Haigh shall be entitled to continue to receive the following as severance (the "Severance Benefits"):

(i) an amount equal to:

(x) three (3) months of Mr. Haigh’s Base Salary, or

(y) if such termination occurs either (a) after the second anniversary of the Effective Date or (b) as a result of a Change of Control as defined in 8F, six (6) months of Mr. Haigh’s Base Salary,

in either case, minus any federal, state and local payroll taxes and other withholdings legally required or properly requested by Mr. Haigh. The applicable foregoing amount shall be paid to Mr. Haigh in full within five (5) days of termination.

(ii) a pro rata share of any Target Bonus earned by Mr. Haigh for the year in which the termination takes place, minus any federal, state and local payroll taxes and other withholdings legally required or properly requested by Mr. Haigh; and

(iii) acceleration of vesting of stock options as a result of such termination;

provided, however, Mr. Haigh shall receive no Severance Benefits unless Mr. Haigh executes and delivers to the Company, in a form acceptable to the Company and its counsel, a general release of claims against the Company (a “Release”), which Release is not revoked within any time period allowed for revocation under applicable law.

The foregoing description of Mr. Haigh’s employment agreement is not complete and is subject in all respects to the complete terms of such agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

Exhibit 99.1	Press Release dated August 3, 2023
Exhibit 10.1	Employment Agreement Adrian Haigh
Exhibit 104	Cover Page Interactive Data File (embedded as Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FENNEC PHARMACEUTICALS INC.

Date August 4, 2023	By:	/s/ Robert Andrade
Robert Andrade
Chief Financial Officer